                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     FOREST OIL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                             FOREST OIL CORPORATION
                           1600 BROADWAY, SUITE 2200
                                DENVER, CO 80202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 12, 1999

                            ------------------------

To the Shareholders of

  FOREST OIL CORPORATION:

    As a shareholder of Forest Oil Corporation, a New York corporation (the "Company"), you are invited to be present in person or to be represented by proxy at the Annual Meeting of Shareholders, to be held at 1600 Broadway, Suite 590, Denver, Colorado, on Wednesday, May 12, 1999, at 10:00 a.m., M.D.T., for the following purposes:

    1.  To elect three (3) Class I Directors;

    2.  To approve the 1999 Employee Stock Purchase Plan;

    3. To consider and vote upon the ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 1999; and

    4. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

    Shareholders of the Company of record at the close of business on March 26, 1999 are entitled to vote at the meeting and all adjournments thereof.

    A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY MUST BE REPRESENTED AT THE MEETING TO CONSTITUTE A QUORUM. THEREFORE, ALL SHAREHOLDERS ARE URGED EITHER TO ATTEND THE MEETING OR TO BE REPRESENTED BY PROXY. IF A QUORUM IS NOT PRESENT AT THE MEETING, A VOTE FOR ADJOURNMENT WILL BE TAKEN AMONG THE SHAREHOLDERS PRESENT OR REPRESENTED BY PROXY. IF A MAJORITY OF THE SHAREHOLDERS PRESENT OR REPRESENTED BY PROXY VOTE FOR ADJOURNMENT, IT IS THE COMPANY'S INTENTION TO ADJOURN THE MEETING UNTIL A LATER DATE AND TO VOTE PROXIES RECEIVED AT SUCH ADJOURNED MEETING(S).

    IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

                                          By order of the Board of Directors

                                                     [LOGO]

                                          JOAN C. SONNEN
                                          SECRETARY

March 31, 1999

                                PROXY STATEMENT
                                       OF
                             FOREST OIL CORPORATION
                           1600 BROADWAY, SUITE 2200
                             DENVER, COLORADO 80202

                                                                  March 31, 1999

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Forest Oil Corporation (the "Board of Directors") of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, May 12, 1999, at 1600 Broadway, Suite 590, Denver, Colorado, at 10:00 a.m., M.D.T., and at any adjournment thereof. Each holder of record at the close of business on March 26, 1999 of shares of the Company's Common Stock, Par Value $.10 Per Share (the "Common Stock"), will be entitled to one vote for each share so held. As of March 19, 1999, there were 44,647,295 shares of Common Stock issued and outstanding.

    Shares represented by properly executed proxy cards received by the Company at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for (i) election of the nominees for directors, (ii) approval of the 1999 Employee Stock Purchase Plan, and (iii) ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. As to any other business which may properly come before the meeting, the persons named on the proxy card will vote according to their judgment. The enclosed proxy may be revoked prior to the meeting by written notice to the Secretary of the Company at 1600 Broadway, Suite 2200, Denver, Colorado 80202, or by written or oral notice to the Secretary at the Annual Meeting at any time prior to being voted. This Proxy Statement and the Proxy Card enclosed herewith are expected to be first sent to shareholders of the Company on or about March 31, 1999.

    If a quorum is not present at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If a majority of the shareholders present or represented by proxy vote for adjournment, it is the Company's intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

    Under the law of New York, the Company's state of incorporation, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions will be considered "votes cast" and broker non-votes will not be considered "votes cast" based on the Company's understanding of state law and New York Stock Exchange requirements. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes.

                             ELECTION OF DIRECTORS

    The Company's By-laws currently provide that the Board of Directors shall be divided into four classes as nearly equal in number as possible whose terms of office expire at different times in annual succession. Currently the number of directors is fixed at ten.

    Each class of directors is elected for a term expiring at the Annual Meeting to be held four years after the date of their election. The Class II Directors with the exception of Cannon Y. Harvey were elected at the 1996 Annual Meeting. The Class III Directors were elected at the 1997 Annual Meeting. The Class IV Directors were elected at the 1998 Annual Meeting. Cannon Y. Harvey was appointed as a Class II Director on February 10, 1999.

    A majority of the votes represented at the Annual Meeting by shares of Common Stock entitled to vote is required to elect a director.

    The persons named as proxies in the enclosed proxy, who have been so designated by the Board of Directors, intend to vote for the election of the Class I Nominees referred to below as directors unless otherwise instructed in the proxy.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES. Certain information concerning such nominees, as well as the other current directors, is set forth below:

                                    AGE AND                       PRINCIPAL OCCUPATION,
                                   YEARS OF                       POSITIONS WITH COMPANY
                                    SERVICE                      AND BUSINESS EXPERIENCE                    DIRECTOR
             NAME                WITH COMPANY                     DURING LAST FIVE YEARS                      SINCE
------------------------------  ---------------  --------------------------------------------------------  -----------
CLASS I NOMINEES--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1999
William L. Dorn                      50 - 27     Chairman of the Board and Chairman of the Executive             1982
                                                  Committee. Chief Executive Officer until December 1995.
                                                  President until November 1993. Chairman of the
                                                  Nominating Committee.
James H. Lee                          50 - 8     Managing Partner, Lee, Hite & Wisda Ltd., a private oil         1991
                                                  and gas consulting firm. Member of the Executive
                                                  Committee. Chairman of the Audit Committee.
Philip F. Anschutz                    59 - 4     Director and Chairman of the Board of The Anschutz              1995
                                                  Corporation and its corporate parent, Anschutz Company,
                                                  for more than five years, and President of The Anschutz
                                                  Corporation and Anschutz Company until December 1996.
                                                  Director and Chairman of the Board of Qwest
                                                  Communications International Inc. since February 1997
                                                  and Director and Chairman of the Board of Qwest
                                                  Communications Corporation from November 1993 until
                                                  September 1997. Director and Vice Chairman of Union
                                                  Pacific Corporation since September 1996. Director and
                                                  Chairman of Southern Pacific Rail Corporation ("SPRC")
                                                  from 1988 to September 1996, and President and Chief
                                                  Executive Officer of SPRC from 1988 to 1993. Member of
                                                  the Nominating Committee.
CLASS II DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 2000
Robert S. Boswell                    49 - 13     President since November 1993 and Chief Executive               1985
                                                  Officer since December 1995. Vice President until
                                                  November 1993. Chief Financial Officer until December
                                                  1995. Member of the Executive Committee. Director of
                                                  C.E. Franklin Ltd.
Cannon Y. Harvey                      58 - 0     Director, President and Chief Operating Officer of The          1999
                                                  Anschutz Corporation and Anschutz Company. Director of
                                                  Qwest Communications International Inc. Executive Vice
                                                  President-- Finance and Law of SPRC from February 1995
                                                  until September 1996; Senior Vice President and General
                                                  Counsel of SPRC from September 1993 to February 1995;
                                                  Vice President-- Finance and Law and General Counsel of
                                                  SPRC from May 1993 to September 1993.

                                    AGE AND                       PRINCIPAL OCCUPATION,
                                   YEARS OF                       POSITIONS WITH COMPANY
                                    SERVICE                      AND BUSINESS EXPERIENCE                    DIRECTOR
             NAME                WITH COMPANY                     DURING LAST FIVE YEARS                      SINCE
------------------------------  ---------------  --------------------------------------------------------  -----------
William L. Britton                    64 - 3     Partner in the law firm of Bennett Jones. Director of           1996
                                                  Akita Drilling Ltd., ATCO Ltd., Canadian Western
                                                  Natural Gas Ltd., Canadian Utilities Limited,
                                                  CanUtilities Holdings Ltd. and Northwestern Utilities
                                                  Limited. Member of the Audit Committee.
CLASS III DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 2001
J. J. Simmons, III                    74 - 2     President of The Simmons Company, a consulting firm.            1997
                                                  Vice Chairman of the Surface Transportation Board from
                                                  1995 to 1996 and prior thereto Commissioner--Vice
                                                  Chairman of the U.S. Interstate Commerce Commission.
                                                  Member of the Audit Committee.
Michael B. Yanney                     65 - 7     Chairman and Chief Executive Officer of the America             1992
                                                  First Companies, L.L.C. Director of Burlington Northern
                                                  Santa Fe Corporation, Level 3 Communications, Inc. and
                                                  RCN Corporation. Chairman of the Compensation
                                                  Committee. Member of the Nominating Committee.
CLASS IV DIRECTORS--TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 2002
Craig D. Slater                       42 - 4     President of Anschutz Investment Company since August           1995
                                                  1997. Vice President of Acquisitions and Investments of
                                                  both The Anschutz Corporation and Anschutz Company
                                                  since 1995. Corporate Secretary of The Anschutz
                                                  Corporation and Anschutz Company from 1991 to 1996, and
                                                  other positions with The Anschutz Corporation and
                                                  Anschutz Company from 1988 to 1995. Director of Qwest
                                                  Communications International Inc. since February 1997
                                                  and Director of Qwest Communications Corporation since
                                                  November 1996. Director of Internet Communications
                                                  Corporation since September 1996. Member of the
                                                  Executive Committee and the Compensation Committee.
Cortlandt S. Dietler                  77 - 2     Chairman and Chief Executive Officer of TransMontaigne          1996
                                                  Inc. since April 1995. Prior thereto founder, Chairman
                                                  and Chief Executive Officer of Associated Natural Gas
                                                  Corporation prior to its 1994 merger with Panhandle
                                                  Eastern Corporation. Advisory Director of PanEnergy
                                                  Corporation. Director of TransMontaigne Inc., Hallador
                                                  Petroleum Company, Key Production Company, Inc. and
                                                  Grease Monkey Holding Corporation. Member of the
                                                  Compensation Committee.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows, as of March 19, 1999, the number of shares of the Company's Common Stock beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and all directors and executive officers as a group. Unless otherwise indicated, each of the persons has sole voting power and sole investment power with respect to the shares beneficially owned by such person.

                                                                    COMMON STOCK(1)
                                                              ---------------------------
NAME OF INDIVIDUAL OR                                         NUMBER OF         PERCENT
NUMBER IN GROUP                                                 SHARES        OF CLASS(2)
------------------------------------------------------------  ----------      -----------
Philip F. Anschutz..........................................  17,951,586(3)      40.2%
Robert S. Boswell...........................................     188,400(4)      *
William L. Britton..........................................       3,464         *
Cortlandt S. Dietler........................................       3,964         *
William L. Dorn.............................................     178,117(5)      *
Forest D. Dorn..............................................      90,065(6)      *
Cannon Y. Harvey............................................       4,000(7)      *
David H. Keyte..............................................      93,527(8)      *
James H. Lee................................................       7,332         *
J. J. Simmons III...........................................       1,087         *
Craig D. Slater.............................................       8,798(7)      *
Neal A. Stanley.............................................      31,093(9)      *
Michael B. Yanney...........................................       3,298(10)     *
All directors and executive officers as a group (15 persons,
  including the 13 named above).............................  18,603,732(11)     41.2%

------------------------

* The percentage of shares beneficially owned does not exceed one percent of the outstanding shares of the class.

(1) Amounts reported also include shares held for the benefit of certain directors and executive officers by the trustee of the Company's Retirement Savings Plan Trust as of December 31, 1998.

(2) Based on the number of shares outstanding as of March 19, 1999.

(3) Includes 17,949,288 shares owned of record by The Anschutz Corporation and certain of its subsidiaries, of which Mr. Anschutz is the Chairman of the Board and a Director. Mr. Anschutz may be deemed to beneficially own such shares based on his affiliation with The Anschutz Corporation.

(4) Includes 170,000 shares that Robert S. Boswell has the vested right to purchase pursuant to options granted under the Stock Incentive Plan, and 4,133 shares (net of shares surrendered for tax withholding) of restricted stock also awarded under the Stock Incentive Plan. Does not include 45 shares held by Robert S. Boswell's wife or 766 shares held by his children, of which shares Mr. Boswell disclaims beneficial ownership.

(5) Includes 125,000 shares that William L. Dorn has the vested right to purchase pursuant to options granted under the Stock Incentive Plan, and 1,495 shares (net of shares surrendered for tax withholding) of restricted stock also awarded under the Stock Incentive Plan. Also includes (i) 5,160 shares held of record by William L. Dorn as co-trustee of a trust for the benefit of himself and his three siblings, and (ii) 14,840 shares held of record by William L. Dorn as trustee of trusts for the benefit of related parties, of which shares Mr. Dorn disclaims beneficial ownership. Does not include 2,998 shares held by William L. Dorn's wife or 7,199 shares held by his children, of which shares Mr. Dorn disclaims beneficial ownership.

(6) Includes 70,000 shares that Forest D. Dorn has the vested right to purchase pursuant to options granted under the Stock Incentive Plan, and 2,678 shares (net of shares surrendered for tax withholding) of restricted stock also awarded under the Stock Incentive Plan. Also includes (i) 5,160 shares held of record by Forest D. Dorn as co-trustee of a trust for the benefit of himself and his three siblings, and
    (ii) 33 shares held of record by Forest D. Dorn as custodian for the benefit of one of his minor children, of which shares Mr. Dorn disclaims beneficial ownership. Does not include 1,725 shares held by Forest D. Dorn's wife or 5,192 shares held by his children, of which shares Mr. Dorn disclaims beneficial ownership.

(7) Does not include 17,949,288 shares owned of record by The Anschutz Corporation and certain of its subsidiaries. Mr. Harvey and Mr. Slater are both officers of The Anschutz Corporation.

(8) Includes 85,100 shares that David H. Keyte has the vested right to purchase pursuant to options granted under the Stock Incentive Plan, and 4,517 shares (net of shares surrendered for tax withholding) of restricted stock also awarded under the Stock Incentive Plan. Does not include 1,000 shares held by one of his children, of which shares Mr. Keyte disclaims beneficial ownership.

(9) Includes 28,000 shares that Neal A. Stanley has the vested right to purchase pursuant to options granted under the Stock Incentive Plan, and 1,093 shares (net of shares surrendered for tax withholding) of restricted stock also awarded under the Stock Incentive Plan.

(10) Does not include 3,400 shares held by Michael B. Yanney's wife in her retirement savings trust, or 3,000 shares held by Torrey Lake Charitable Remainder Trust, of which shares Mr. Yanney disclaims beneficial ownership.

(11) Includes 40,200 shares held by two executive officers (other than those named in the table) who have the vested right to purchase such shares pursuant to options granted under the Stock Incentive Plan, and 1,465 shares (net of shares surrendered for tax withholding) of restricted stock awarded to these executive officers under the Stock Incentive Plan.

BOARD OF DIRECTORS AND COMMITTEES

    During 1998, the Board of Directors met on seven occasions. The Board of Directors has appointed four committees: The Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee. Only two members of each committee are necessary to constitute a quorum. During 1998, the Executive Committee met formally three times and acted by written consent four times. The Executive Committee meets informally on a monthly basis. Robert S. Boswell, William L. Dorn, James H. Lee and Craig D. Slater are the members of the Executive Committee.

    The Compensation Committee determines executive compensation, including the selection of individual employees to be granted awards from among those eligible under the Stock Incentive Plan, establishes the amount of such awards, and reports its actions to the Board of Directors. The Compensation Committee met formally one time and acted by written consent five times during 1998. Its members are Cortlandt S. Dietler, Craig D. Slater and Michael B. Yanney. A Report of the Compensation Committee on Executive Compensation is set forth below.

    The Audit Committee oversees and monitors the Company's independent audit process and discharges its duties, responsibilities and functions according to a plan designed to provide assurance to the Board of Directors that the resources allocated to that process are adequate and utilized effectively. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. The Audit Committee met four times during 1998. Its members are James H. Lee, William L. Britton and J.J. Simmons III.

    The Nominating Committee is responsible for, among other things, review of qualifications and recommendations for replacement and/or additional nominees to the Board of Directors, and recommendation to the Board of policies regarding directors. The Nominating Committee will not consider nominees recommended by security holders, and has not established any procedures for such recommendations. The members of the Nominating Committee are Philip F. Anschutz, William L. Dorn and Michael B. Yanney.

    During 1998, each incumbent director of the Company, except Philip F. Anschutz, attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Cortlandt
S. Dietler, Craig D. Slater and Michael B. Yanney. The Executive Committee members are Robert S. Boswell, William L. Dorn, James H. Lee and Craig D. Slater. William L. Dorn is Chairman of the Board and Robert S. Boswell is President and Chief Executive Officer. During 1998 there were no compensation committee interlocks between the Company and any other entity. For a description of transactions with William L. Dorn and Robert S. Boswell, see "Transactions with Management and Others--Executive Severance Agreements".

DIRECTOR COMPENSATION

    Each director who is not an employee of the Company is compensated for services at the rate of $20,000 annually and, in addition, is paid a fee of $2,500 for attendance in person at each meeting or series of meetings of the Board of Directors. The Stock Incentive Plan provides for, among other things, the payment of a portion of directors' fees in stock. Half of the $20,000 annual amount is paid at each annual meeting of the shareholders of the Company in shares of Common Stock, determined by dividing $10,000 by the average of the fair market values of a share of Common Stock on the 20 consecutive trading days immediately preceding the date that is three trading days prior to the date of such meeting.

    All directors, whether employees or not, are reimbursed for all costs incurred by them in their capacities as directors, including the costs of attending directors' meetings and committee meetings. The nonemployee directors and the amounts and shares of Common Stock each received during 1998 as directors were: Philip F. Anschutz received $30,000, $10,000 of which was paid in the form of 711 shares for his services as a director. William L. Britton received $30,000, $10,000 of which was paid in the form of 711 shares for his services as a director. Cortlandt S. Dietler received $30,000, 10,000 of which was paid in the form of 711 shares for his services as a director. James H. Lee received $30,000, $10,000 of which was paid in the form of 711 shares for his services as a director. J. J. Simmons, III received $27,500, $10,000 of which was paid in the form of 711 shares for his services as a director. Craig D. Slater received $30,000, $10,000 of which was paid in the form of 711 shares for his services as a director. Michael B. Yanney received $27,500, $10,000 of which was paid in the form of 711 shares for his services as a director. The payment of fees to directors for attendance at committee meetings was discontinued in February 1996, except that Mr. Lee receives $50,000 per year for his service on the Executive Committee, $25,000 of which was paid in the form of 2,292 shares in 1998. Mr. Lee's service consists of attendance at monthly meetings and his reviews of certain oil and gas exploration and development prospects.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers"), based on salary and bonus earned in 1998.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION               LONG TERM COMPENSATION AWARDS
                                        -------------------------------------  -------------------------------------
                                                               OTHER ANNUAL    RESTRICTED   SECURITIES    ALL OTHER
                                                               COMPENSATION       STOCK     UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     SALARY($)  BONUS($)       ($)(1)       AWARDS($)(2) OPTIONS(#)     ($)(3)
---------------------------  ---------  ---------  ---------  ---------------  -----------  -----------  -----------
William L. Dorn............       1998  $ 325,008  $     -0-     $     -0-      $     -0-          -0-    $  19,028
  Chairman of the Board           1997    306,261     32,500           -0-         32,500          -0-       17,935
                                  1996    300,012    100,000           -0-            -0-      175,000       17,434

Robert S. Boswell..........       1998    350,004        -0-           -0-            -0-          -0-       20,047
  President and Chief             1997    303,402     57,500           -0-         57,500          -0-       17,535
  Executive Officer               1996    287,868    177,000           -0-         24,500      250,000       16,605

David H. Keyte.............       1998    225,000        -0-           -0-            -0-          -0-       11,250
  Executive Vice President        1997    206,253     37,500           -0-         37,500          -0-       10,313
  and Chief Financial
    Officer                       1996    200,004     62,500           -0-         46,403      127,000       10,000

Forest D. Dorn.............       1998    180,000        -0-           -0-            -0-          -0-       10,154
  Senior Vice President--         1997    171,670     25,000           -0-         25,000       40,000        9,950
  Gulf Coast Region               1996    170,004     35,000           -0-         25,982       90,000        9,468

Neal A. Stanley(4).........       1998    168,000        -0-           -0-            -0-          -0-        8,400
  Senior Vice President           1997    153,000     25,000           -0-         25,000       40,000        7,650
  Western Region                  1996     62,500     10,000           -0-            -0-       20,000        1,875

------------------------

(1) Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus of any of the Named Executive Officers.

(2) In 1998, the following Named Executive Officers received conditional grants of restricted stock in the following respective share amounts: William L. Dorn--200,000; Robert S. Boswell--400,000; David H. Keyte--250,000. Certain average closing prices of the Company's Common Stock had to be achieved in order for the shares to be issued. These prices were not achieved and the grants expired on January 1, 1999.

(3) The 1998 totals include (i) the Company's matching contribution to the Retirement Savings Plan in the following amounts: William L. Dorn--$8,000; Robert S. Boswell--$8,000; David H. Keyte-- $6,250; Forest D. Dorn--$8,000; Neal A. Stanley $5,000, and (ii) the Company's matching contribution pursuant to deferred compensation agreements in the following amounts:
    William L. Dorn-- $8,250; Robert S. Boswell--$9,500; David H. Keyte--$5,000; Forest D. Dorn--$1,000; Neal A. Stanley--$3,400. The 1998 totals also include the following amounts attributable to the term life portion of premiums paid by the Company pursuant to a split dollar insurance arrangement: William L. Dorn--$2,236; Robert S. Boswell--$2,050 and Forest
    D. Dorn--$929. The remainder of the premium is not included and does not benefit the Named Executive Officers, because the Company has the right to the cash surrender value of the policy.

(4) Neal A. Stanley became an officer of the Company on August 20, 1996.

STOCK OPTION GRANTS DURING 1998

    There were no stock options granted to the Named Executive Officers in 1998.

YEAR-END STOCK OPTION VALUES

    The following table shows options exercised and value realized, and the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1998 and their values at such date.

            OUTSTANDING STOCK OPTION VALUES AS OF DECEMBER 31, 1998

                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                 OPTIONS AT 12/31/98 (#)          AT 12/31/98 ($)
                                 ------------------------  ------------------------------
NAME                             EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------  -----------  -------------  ---------------
William L. Dorn................     105,000       70,000           -0-             -0-
Robert S. Boswell..............     150,000      100,000           -0-             -0-
David H. Keyte.................      73,700       50,800           -0-             -0-
Forest D. Dorn.................      62,000       60,000           -0-             -0-
Neal A. Stanley................      28,000       32,000           -0-             -0-

STOCK PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock during the five years ended December 31, 1998 with the cumulative return on the S & P 500 Index and the Dow Jones Oil--Secondary Index. The Company believes that the Dow Jones Oil--Secondary Index is meaningful because it is an independent, objective view of the performance of other similarly sized energy companies. The graph assumes that $100 was invested in each category on the last trading day of 1993 and that dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG FOREST OIL CORPORATION, THE S & P 500 INDEX
                    AND THE DOW JONES OIL -- SECONDARY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         FOREST OIL CORPORATION       S & P 500      DOW JONES OIL - SECONDARY
12/93                                           100          100                               100
12/94                                            51          101                                97
12/95                                            64          139                               112
12/96                                            81          171                               138
12/97                                            75          229                               147
12/98                                            39          294                               107

    In mid-1995, the Company received significant additional capitalization through its transactions with The Anschutz Corporation and Joint Energy Development Investments Limited Partnership, a Delaware limited partnership the general partner of which is an affiliate of Enron Corp. These transactions provided the Company with the capital necessary to fund and execute its operating strategy. The Company believes, therefore, that a review of the Company's performance relative to the S&P 500 and the Dow Jones Oil-- Secondary indices from mid-1995 to the present is relevant. This graph assumes that $100 was invested in each category on the last trading day of June 1995 and that dividends were re-invested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG FOREST OIL CORPORATION, THE S & P 500 INDEX
                    AND THE DOW JONES OIL -- SECONDARY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              FOREST OIL CORPORATION       S & P 500      DOW JONES OIL - SECONDARY

6/99                             $100.00      $100.00                           $100.00
12/99                            $173.00      $114.00                           $105.00
6/00                             $168.00      $126.00                           $116.00
12/00                            $217.00      $141.00                           $129.00
6/01                             $181.00      $170.00                           $126.00
12/01                            $203.00      $188.00                           $137.00
6/02                             $176.00      $221.00                           $128.00
12/02                            $105.00      $241.00                           $100.00

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The goal of the Compensation Committee is to design the Company's executive compensation program to enable the Company to attract, retain and motivate executive personnel deemed necessary to maximize return to shareholders. The fundamental concept of the program is to align the amount of total compensation with an executive's contribution to the success of the Company in creating shareholder value. The program has the following components:

    BASE SALARIES. The Compensation Committee believes that the Company should offer base salaries sufficient to enable it to attract, motivate and retain capable executives. The Compensation Committee has in the past determined levels of base compensation using published compensation surveys for energy and similar sized companies and information obtained from compensation consultants. The Compensation Committee may or may not use such surveys or other information to determine levels of base compensation in the future.

    SHORT-TERM INCENTIVES. The Compensation Committee believes that the Company should offer short-term incentive compensation annually to reward the Company's executives for achieving certain predetermined corporate and individual performance objectives. The incentives may be rewarded in the form of cash bonuses, restricted stock and stock options, or a combination of the foregoing.

    LONG-TERM INCENTIVES. The Compensation Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. Long-term compensation provides incentives that encourage the executive officers to own and hold the Company's stock and tie their long-term economic interests directly to those of the Company's shareholders. Long-term compensation can be provided in the form of restricted stock or stock options.

    The Compensation Committee's duties include the annual review and approval of the compensation of the Chairman, the President and Chief Executive Officer, and the Executive Vice President and Chief Financial Officer; review and determination of individual elements of compensation for the Company's executive officers; review of the administration of long-term incentive plans for management and other employees; and determining the terms and awards under the Stock Incentive Plan. The Executive Committee is responsible for determining the salaries for all officers except the Chairman, the President and Chief Executive Officer, and the Executive Vice President and Chief Financial Officer.

    The Compensation Committee has studied the limitation on the deductibility of compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Compensation previously awarded to management does not exceed such limitation. However, the Compensation Committee may authorize compensation in the future that results in amounts above the limit if it determines that such compensation is in the best interests of the Company. In addition, the limitation may affect the future grant of stock options.

    BASE SALARIES. In 1998, the Company adjusted base salaries of certain officers to reflect promotions, changes of responsibilities, and cost of living increases.

    SHORT-TERM INCENTIVES. In 1998, the Compensation Committee established a Business Unit Annual Incentive Plan to provide incentive compensation to its managers, including William L. Dorn, Robert S. Boswell and David H. Keyte, and certain key personnel. Awards under the plan are based upon the success of business units of the Company in achieving goals for profitability, asset growth and production increases set at the beginning of the year. There were no awards earned pursuant to this plan. The Compensation Committee has continued the plan with revised goals for 1999.

    LONG-TERM INCENTIVES. During 1998, the Compensation Committee granted options aggregating 92,500 shares to employees of the Company. The option price in each case was equal to or closely approximated the closing price of the Common Stock on the New York Stock Exchange on the effective date of the grant. No options were granted to William L. Dorn, Robert S. Boswell or David H. Keyte in 1998.

Date: March 19, 1999.

             EXECUTIVE COMMITTEE                            COMPENSATION COMMITTEE
----------------------------------------------  ----------------------------------------------
          William L. Dorn, Chairman                      Michael B. Yanney, Chairman
              Robert S. Boswell                              Cortlandt S. Dietler
                 James H. Lee                                  Craig D. Slater
               Craig D. Slater

PENSION PLAN

    The Company's Pension Plan is a qualified, non-contributory defined benefit plan. On May 8, 1991, the Board of Directors suspended benefit accruals under the Pension Plan effective as of May 31, 1991.

    The following table shows the estimated maximum annual benefits payable upon retirement at age 65 as a straight life annuity to participants in the Pension Plan for the indicated levels of average annual compensation and various periods of service, assuming no future changes in such plan:

                                                              ESTIMATED MAXIMUM ANNUAL
                                                                PENSION BENEFITS (2)
                                                           -------------------------------
                                                                  YEARS OF SERVICE
                                                           -------------------------------
REMUNERATION (1)                                              10         20         30
---------------------------------------------------------  ---------  ---------  ---------
$100,000.................................................  $  36,846     48,060     53,400
 200,000.................................................     73,692     96,120    106,800
 300,000.................................................     79,282    103,412    114,902
 400,000.................................................     79,282    103,412    114,902

------------------------

(1) For each Named Executive Officer, the level of compensation used to determine benefits payable under the Pension Plan is such officer's base salary for 1991.

(2) Normal retirement benefits attributable to the Company's contributions are limited under certain provisions of the Code to $130,000 in 1999, as increased annually thereafter for cost of living adjustments.

    The amount of the Company's contribution, payment or accrual in respect to any specified person in the Pension Plan is not and cannot readily be separately or individually calculated by the Pension Plan actuaries. Annual benefits at normal retirement are approximately 24% of average annual earnings (excluding bonuses) for any consecutive 60-month period which produces the highest amount, in the last 15 years prior to retirement, up to May 31, 1991, when benefit accruals ceased plus 21% of such earnings prorated over 20 years of credited service, and 1/2 of 1% of such earnings for each year of credited service in excess of 20, subject to certain adjustments for lack of plan participation. There is no Social Security offset. Such benefits are payable for life with a 10 year certain period, or the actuarial equivalent of such benefit.

    Because benefit accruals under the Pension Plan were suspended effective May 31, 1991, the years of credited service for the Named Executive Officers are as follows: William L. Dorn--20; Robert S. Boswell--2; David H. Keyte--4; Forest D. Dorn--14; and Neal A. Stanley--0. The estimated annual accrued benefit payable, based on a life annuity benefit, upon normal retirement for each of such persons is: William L. Dorn--$50,429; Robert S. Boswell--$4,616; David H. Keyte--$5,097; and Forest D. Dorn-- $17,823. Neal A. Stanley has no benefits under this plan because his employment commenced after benefit accruals were suspended.

    Certain participants in the Pension Plan have been prevented by the limits of the Code from receiving the full amount of pension benefits to which they would otherwise have been entitled. Such persons have had benefits credited to them under a Supplemental Retirement Plan which, together with the benefits payable under the Pension Plan, equaled the benefit to which they would have been entitled under the Pension Plan but for such Code limits. The Supplemental Retirement Plans for each participant were unfunded, non-qualified, non-contributory benefit plans. Benefits payable vest to the same extent as the Pension Plan benefits and are unsecured general obligations of the Company. Benefit accruals under these plans were suspended effective May 31, 1991 in conjunction with the suspension of benefit accruals under the Pension Plan. The additional annual accrued benefit payable, based on a life annuity benefit, upon normal retirement for each of such persons is: William L. Dorn--$3,788; Robert
S. Boswell--$463.

PRINCIPAL HOLDERS OF SECURITIES

    The Company currently has one class of voting securities outstanding. On March 19, 1999, there were 44,647,295 shares of Common Stock outstanding, with each such share being entitled to one vote.

    As of March 19, 1999 to the knowledge of the Board of Directors the only shareholders who owned beneficially more than 5% of the outstanding shares of Common Stock were:

                              NAME AND ADDRESS OF           AMOUNT AND NATURE OF  PERCENT OF
TITLE OF CLASS                 BENEFICIAL OWNERS            BENEFICIAL OWNERSHIP     CLASS
--------------------  ------------------------------------  --------------------  -----------
Common Stock(1)       The Anschutz Corporation                   17,951,586(2)          40.2%
                      2400 Qwest Tower
                      555 17th Street
                      Denver, Colorado 80202

                      Joint Energy Development                    3,680,000(3)           8.2%
                      Investments Limited Partnership
                      P.O. Box 1188
                      Houston, Texas 77251-1188

                      Crabbe Huson Group                          3,356,700              7.5%
                      121 S.W. Morrison, Suite 1400
                      Portland, Oregon 97204

------------------------

(1) Based on Schedules 13D and 13G and amendments thereto filed with the SEC and the Company by the reporting person through March 19, 1999 and the amount of Common Stock outstanding on such date.

(2) The shares indicated as beneficially owned by The Anschutz Corporation include 2,298 shares owned by Philip F. Anschutz.

(3) Joint Energy Development Investments Limited Partnership has agreed to not transfer 840,000 of its shares, except in limited circumstances, until after July 31, 1999.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    In June 1998, Forest issued 5,950,000 shares of common stock to The Anschutz Corporation in exchange for certain oil and gas assets. The oil and gas assets acquired included an interest in the Anschutz Ranch East Field located in Utah and Wyoming. The acquisition also included certain of Anschutz's international oil and gas assets comprised of 13 international projects encompassing approximately 18 million net acres of undeveloped land.

    During 1998, Anschutz Exploration Corporation ("AEC"), an affiliate of The Anschutz Corporation, participated with Forest in the drilling of a deep exploratory prospect on Eugene Island Block 43 in the

Gulf of Mexico. The lease had been previously acquired and the prospect developed by Forest. AEC reimbursed Forest $2,027,500 for one-half of costs incurred by Forest for lease rentals and technical data, including seismic and administrative costs. In addition, AEC paid approximately $5,400,000, representing two-thirds of drilling costs, to earn a one-half interest in the well. AEC's participation was on terms similar to those Forest typically negotiates with other, unrelated industry partners. The well did not contain hydrocarbons in commercial quantities, and was abandoned.

    OTHER TRANSACTIONS. The Company engaged the law firm of Bennett Jones for legal services in 1998. William L. Britton, a Director of the Company, is a partner in such firm.

    RETIREMENT BENEFITS FOR FORMER EXECUTIVES AND DIRECTORS. In December 1990, in consideration of their many years of service, the Company entered into retirement agreements with the following seven executives and directors: Clayton
G. Dorn, David F. Dorn, Richard B. Dorn, John C. Dorn, Martha Dorn Bird, Herbert
J. Warner and William F. Higie, collectively "the Retirees", pursuant to which the Retirees or their estates receive supplemental retirement payments in addition to the amounts to which they are entitled under the Company's retirement plan. In addition, the Retirees and their spouses are entitled to lifetime coverage under the Company's group medical and dental plans, tax and other financial services and payments by the Company in connection with certain club membership dues. The Company has also agreed to maintain certain life insurance policies in effect at December 1990 for the benefit of each of the Retirees. All of the Retirees have subsequently resigned as directors. Pursuant to the terms of the retirement agreements, a Retiree who ceases to be a director (or his spouse) will be paid $2,500 a month until December 2000.

    The balance of the Company's obligation ($149,000) to Richard B. Dorn under a revised retirement agreement was paid in May 1997. In addition, David F. Dorn received in 1991 the payments scheduled to be made in 1999 and 2000. The retirement agreements for the other five Retirees provide for supplemental retirement payments totaling approximately $770,000 per year in 1999 and 2000.

    EXECUTIVE SEVERANCE AGREEMENTS. The Company has entered into executive severance agreements (the "Executive Severance Agreements") with the following executive officers, in addition to the Named Executive Officers: Joan C. Sonnen and Donald H. Stevens. The Executive Severance Agreements provide for severance benefits for termination without cause and for termination following a "change of control" of the Company. The Executive Severance Agreements provide that if an executive's employment is terminated either (a) by the Company for reasons other than cause or other than as a consequence of death, disability, or retirement, or (b) by the executive for reasons of diminution of responsibilities, compensation, or benefits or, in the case of a change of control, a significant change in the executive's principal place of employment, the executive will receive certain payments and benefits. In January 1998, the term of the Executive Severance Agreements was extended automatically until January 2000.

    In the case of termination of an executive's employment which does not occur within two years of a change of control, these severance benefits include (a) payment of the executive's base salary for a term of months equal to the whole number of times that the executive's base salary can be divided by $10,000, limited to 30 months (such amounts payable will be reduced by 50% if the executive obtains new employment during the term of payment) and (b) continued coverage of the executive and any of his or her dependents under the Company's medical and dental benefit plans throughout the payment term without any cost to the executive.

    If an executive's employment by the Company is terminated under the circumstances described above within two years after the date upon which a change of control occurs, the Company would be obligated to take the following actions after the last day of the executive's employment:

    (a) the Company will pay to the executive an amount equal to 2.5 times the executive's base salary;

    (b) the Company will permit the executive and those of his dependents who are covered under the Company's medical and dental benefit plans to be covered by such plans without any cost to the executive for a two-year period of time;

    (c) the Company will cause any and all outstanding options to purchase stock of the Company held by the executive to become immediately exercisable in full and cause the executive's accrued benefits under any non-qualified deferred compensation plans to become immediately non-forfeitable; and

    (d) if any payment or distribution to the executive, whether or not pursuant to such agreement, is subject to the federal excise tax on "excess parachute payments," the Company will be obligated to pay to the executive such additional amount as may be necessary so that the executive realizes, after the payment of any income or excise tax on such additional amount, an amount sufficient to pay all such excise taxes.

    The Executive Severance Agreements also provide that the Company will pay legal fees and expenses incurred by an executive to enforce rights or benefits under such agreements. Under the Executive Severance Agreements, a "change of control" of the Company would be deemed to occur if, (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) the Company is dissolved and liquidated; (iv) any person or entity, including a "group" as contemplated by
Section 13(d)(3) of the Exchange Act (except The Anschutz Corporation) acquires or gains ownership or control (including, without limitation, power to vote) of more than 40% of the outstanding shares of the Company's voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board of Directors.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1998 to February 15, 1999, its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements, except that Michael B. Yanney was late in filing one monthly report relating to one transaction, and James H. Lee was late in reporting shares acquired pursuant to a directors stock award due to an inadvertent omission of such transaction on a Form 4 otherwise timely filed by the Company on his behalf.

           PROPOSAL TO APPROVE THE 1999 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    The Compensation Committee has adopted the Forest Oil Corporation 1999 Employee Stock Purchase Plan (the "Purchase Plan"), subject to approval by the shareholders of the Company. The purpose of the Purchase Plan is to provide an incentive to employees of the Company and certain of its subsidiaries to acquire or increase an ownership interest in the Company through the purchase of shares of Common Stock. A majority of the vote represented at the Annual Meeting by shares of Common Stock entitled to vote is required to approve the Purchase Plan.

SUMMARY OF PURCHASE PLAN

    The following general description of certain features of the Purchase Plan is qualified in its entirety by reference to the Purchase Plan, which is attached as Annex A.

    SHARES AVAILABLE UNDER THE PURCHASE PLAN; ADJUSTMENTS. Subject to adjustment as provided in the Purchase Plan, the number of shares of Common Stock that may be purchased by participating employees under the Purchase Plan will not in the aggregate exceed 250,000 shares, which may be originally issued or reacquired shares, including shares bought in the market or otherwise for purposes of the Purchase Plan. Such number of shares is subject to adjustment in the event of a change in the Common Stock by reason of a stock dividend or by reason of a subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change. Upon any such event, the maximum number of shares that may be subject to any option, and the number and purchase price of shares subject to options outstanding under the Purchase Plan, will also be adjusted accordingly.

    ELIGIBILITY. Options under the Purchase Plan will be granted on July 1, 1999, and, thereafter through March 31, 2009, on the first day of each successive October, January, April and July (each such date being referred to herein as a "Date of Grant"). Each employee of the Company or any present or future parent or subsidiary corporation of the Company that has been designated as a "Participating Company" from time to time by the Plan administrative committee as of a Date of Grant is eligible to participate in the Purchase Plan as of such Date of Grant if such employee is regularly scheduled to work more than 20 hours per week and more than five calendar months in any calendar year. However, an eligible employee may not participate if such employee would own (directly or indirectly) 5% or more of the total combined voting power of all classes of stock of the Company or a subsidiary, taking into account options to purchase stock and stock that may be purchased under the Purchase Plan. At the present time, no employee of the Company or a Participating Company would be prevented from participating by reason of this limitation. Approximately 274 employees would have been eligible to participate in the Purchase Plan as of March 26, 1999.

    PARTICIPATION. An eligible employee may elect to participate in the Purchase Plan for any calendar quarter during the period from July 1, 1999 to March 31, 2009, by designating a specified whole dollar amount or an integral percentage of such employee's eligible compensation to be deducted for each pay period and paid into the Purchase Plan for such employee's account. The designated percentage may not be less than 1% nor more than 15%. An eligible employee may participate in the Purchase Plan only by means of payroll deduction. No employee will be granted an option under the Purchase Plan that permits such employee's rights to purchase Common Stock to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for the calendar year in which such option is outstanding. Unless an employee's payroll deductions are withdrawn (as described below), the aggregate payroll deductions credited to the employee's account will be used to purchase shares of Common Stock at the end of the three-month period beginning on a Date of Grant (the "Option Period"); provided, however, that the maximum number of shares of Common Stock that may be purchased by a participant under any quarterly option may not exceed 5,000 (subject to adjustment in the event of a change in the Common Stock). The per share purchase price of the Common Stock will be 85% of the lesser of the fair market value of the Common Stock on the Date of Grant or on the last day of the Option Period (the "Date of Exercise"). For all purposes under the Purchase Plan, the fair market value of a share of Common Stock on a particular date shall be equal to the closing price of such stock on the New York Stock Exchange on that date (or, if no shares of Common Stock have been traded on that date, on the next regular business date on which shares of the Common Stock are so traded). Payroll deductions will be included in the general funds of the Company, free of any trust or other arrangement and may be used for any corporate purpose. No interest will be paid or credited to any participant.

    CHANGES IN AND WITHDRAWAL OF PAYROLL DEDUCTIONS. A participant may not change the rate of his or her payroll deductions during an Option Period. However, a participant may withdraw in whole from the Purchase Plan, but not in part, at any time prior to the Date of Exercise relating to a particular Option Period by timely delivering to the Company a notice of withdrawal in the manner specified by the Company. The Company promptly will refund to the participant the amount of the participant's payroll deductions under the Purchase Plan that have not been otherwise returned or used upon exercise of options, and thereafter the participant's payroll deduction authorization and interest in unexercised options under the Purchase Plan will terminate.

    DELIVERY OF SHARES; RESTRICTIONS ON TRANSFER. As soon as practicable after each Date of Exercise, the Company will deliver to a custodian one or more certificates representing (or shall otherwise cause to be credited to the account of such custodian) the total number of whole shares of Common Stock respecting options exercised on such Date of Exercise in the aggregate (for both whole and fractional shares) of all of the participating employees under the Purchase Plan. Any remaining amount representing a fractional share will not be certificated (or otherwise so credited) and such remaining amount will be paid in cash to the custodian. Such custodian will keep accurate records of the beneficial interests of each participant in such shares by means of participant accounts under the Purchase Plan, and will provide each participant with quarterly or such other periodic statements with respect thereto as the administrative committee under the Purchase Plan may specify. A participant may not generally transfer or otherwise dispose of the shares for a period of six months from the Date of Exercise (or for such other period as may be specified from time to time by the administrative committee under the Purchase Plan). During this period, the custodian will retain custody of the shares.

    TERMINATION OF EMPLOYMENT; LEAVES OF ABSENCE. Except as described below, if the employment of a participant terminates for any reason, then the participant's participation in the Purchase Plan ceases and the Company will refund the amount of such participant's payroll deductions under the Purchase Plan that have not yet been otherwise returned or used upon exercise of options. If the employment of a participant terminates after such participant has attained age 65 or due to death or disability, the participant, or the participant's personal representative, as applicable, may elect either to (i) withdraw all of the accumulated unused payroll deductions credited to the participant's account or (ii) exercise the participant's option for the purchase of Common Stock at the end of the Option Period. If no such election is timely received by the Company, the participant or personal representative will automatically be deemed to have elected the second alternative.

    During a paid leave of absence approved by the Company and meeting Internal Revenue Service regulations, a participant's elected payroll deductions will continue. A participant may not contribute to the Purchase Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by the Company and meets Internal Revenue Service regulations, then such participant's payroll deductions for such Option Period that were made prior to such leave may remain in the Purchase Plan and be used to purchase Common Stock on the Date of Exercise relating to such Option Period. If a participant takes a leave of absence not described above, then the participant will be considered to have withdrawn from the Purchase Plan.

    RESTRICTION UPON ASSIGNMENT OF OPTION. An option granted under the Purchase Plan may not be transferred other than by will or the laws of descent and distribution. Subject to certain limited exceptions, each option is exercisable, during the employee's lifetime, only by the employee to whom granted.

    ADMINISTRATION, AMENDMENTS AND TERMINATION. The Purchase Plan is to be administered by the Forest Oil Corporation Employee Benefits Committee, which is a committee appointed from time to time by the Board. In connection with its administration of the Purchase Plan, the committee is authorized to interpret the Purchase Plan.

    The Purchase Plan may be amended from time to time by the Board; provided, however, that no change in any option theretofore granted may be made that would impair the rights of a participant without the consent of such participant. The Board may in its discretion terminate the Purchase Plan at any time with respect to any Common Stock for which options have not theretofore been granted.

    The benefits and amounts to be received by any participant under the Purchase Plan are not currently determinable.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN TRANSACTIONS UNDER THE PURCHASE PLAN BASED ON FEDERAL INCOME TAX LAWS CURRENTLY IN EFFECT. THIS SUMMARY APPLIES TO THE PURCHASE PLAN AS NORMALLY OPERATED AND IS NOT INTENDED TO PROVIDE OR SUPPLEMENT TAX ADVICE TO ELIGIBLE EMPLOYEES. THE SUMMARY CONTAINS GENERAL STATEMENTS BASED ON CURRENT U.S. FEDERAL INCOME TAX STATUTES, REGULATIONS AND CURRENTLY AVAILABLE INTERPRETATIONS THEREOF. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DESCRIBE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OR THE EFFECT, IF ANY, OF GIFT, ESTATE AND INHERITANCE TAXES. THE PURCHASE PLAN IS NOT QUALIFIED UNDER
SECTION 401(A) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

    TAX CONSEQUENCES TO PARTICIPANTS. A participant's payroll deductions to purchase Common Stock are made on an after-tax basis. There is no tax liability to the participant when shares of Common Stock are purchased pursuant to the Purchase Plan. However, the participant may incur tax liability upon disposition (including by way of gift) of the shares acquired under the Purchase Plan. The participant's U.S. federal income tax liability will depend on whether the disposition is a qualifying disposition or a disqualifying disposition as described below.

    If a qualifying disposition of the shares is made by the participant (i.e., a disposition that occurs more than two years after the first day of the Option Period in which the shares were purchased), or in the event of death (whenever occurring) while owning the shares, the participant will recognize in the year of disposition (or, if earlier, the year of the participant's death) ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition (or death) over the amount paid for the shares under the option or (ii) 15% of the fair market value of the shares at the Date of Grant (the beginning of the Option Period). Upon the sale of the shares, any amount realized in excess of the ordinary income recognized by the participant will be taxed to the participant as a long-term capital gain. If the shares are sold at less than the purchase price under the option, then there will be no ordinary income. Instead, the participant will have a capital loss equal to the difference between the sales price and the purchase price paid under the option.

    If a disqualifying disposition of the shares is made (i.e., a disposition (other than by reason of death) within two years after the first day of the Option Period in which the shares were purchased), the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the Date of Exercise over the purchase price paid for the shares under the option (even if no gain is realized on the sale or if a gratuitous transfer is made). Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

    TAX CONSEQUENCES TO THE COMPANY OR PARTICIPATING COMPANY. The Company, or the Participating Company for which a participant performs services, will be entitled to a deduction only if the participant makes a disqualifying disposition of any shares purchased under the Purchase Plan. In such case, the Company or such Participating Company can deduct as a compensation expense the amount that is ordinary income to the participant provided that, among other things, (i) the amount meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) any applicable reporting obligations are satisfied and (iii) the one million dollar limitation of Section 162(m) of the Code is not exceeded.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN, AS DESCRIBED ABOVE AND AS SET FORTH IN ANNEX A, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

                      APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to ratification by the shareholders of the Company, the Board has designated the firm of KPMG LLP, Suite 2300, 707 Seventeenth Street, Denver, Colorado 80202 as independent auditors to examine and audit the Company's financial statements for the year 1999. This firm has audited the Company's financial statements for approximately 49 years and is considered to be well qualified. The designation of such firm as auditors is being submitted for ratification or rejection at the Annual Meeting. Action by shareholders is not required under the law for the appointment of independent auditors, but the ratification of their appointment is submitted by the Board in order to give the shareholders of the Company the final choice in the designation of auditors. The Board will be governed by the decision of a majority of the votes entitled to be cast. A majority of the vote represented at the Annual Meeting by shares of Common Stock entitled to vote is required to ratify the appointment of KPMG LLP.

    A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will also be available to respond to appropriate questions. A representative of the firm was present at the last Annual Meeting for the same purpose.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                       ADJOURNMENT OF THE ANNUAL MEETING

    Approval of proposals regarding the election of directors, the 1999 Stock Purchase Plan and the appointment of independent auditors require the affirmative vote of at least a majority of the votes represented at the Annual Meeting by shares of Common Stock entitled to vote. In the event there is an insufficient number of shares of Common Stock present in person or by proxy at the Annual Meeting to approve such proposals, the Board of Directors requests approval to adjourn the Annual Meeting to a later date. The place and date to which the Annual Meeting would be adjourned would be announced at the Annual Meeting, but would in no event be more than 30 days after the date of the Annual Meeting.

                             SHAREHOLDER PROPOSALS

    Any shareholder proposals to be included in the Board of Directors' solicitation of proxies for the 2000 Annual Meeting of Shareholders must be received by Joan C. Sonnen, Secretary, at 1600 Broadway, Suite 2200, Denver, CO 80202, no later than December 1, 1999.

                           GENERAL AND OTHER MATTERS

    The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters. Should any nominee for director be unwilling or unable to serve at the time of the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote it for the election of such other person for such directorship as the Board of Directors may recommend unless, prior to the Annual Meeting, the Board of Directors has eliminated that directorship by reducing the size of the Board of Directors. The Board of Directors is not aware that any nominee named herein will be unwilling or unable to serve as a director.

    On July 25, 1998, the Company renewed Directors and Officers Liability coverages designed to indemnify the directors and officers of the Company and its subsidiaries against certain liabilities incurred by them in the performance of their duties and also providing for reimbursement in certain cases to the Company and its subsidiaries for sums paid by them to directors and officers as indemnification for similar liability. This type of coverage was originally purchased by the Company on May 24, 1978. The 1998 renewal was for a three-year period. Primary insurance of $10,000,000 was secured with Executive Risk Indemnity, Inc. and the excess insurance coverage of $15,000,000 was secured with Reliance National Insurance Company for a total coverage of $25,000,000. Aggregate premiums for the 36-month period ending July 25, 2001 were $506,712. No claims have been filed and no payments have been made to the Company or its subsidiaries or to any of their directors or officers under this coverage.

    The Restated Certificate of Incorporation of the Company limits the personal liability of the Company's directors to the fullest extent permitted by the New York Business Corporation Law ("BCL"), as currently formulated or as it might be revised in the future. The Restated Certificate of Incorporation provides that a director will not be liable for damages for any breach of duty unless it is finally established that (a) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (b) the director personally gained a financial profit or other advantages to which he was not legally entitled; or (c) the director's acts violated Section 719 of the BCL which provides that directors who vote for, or concur in, certain types of corporate action proscribed by the BCL will be jointly and severally liable for any injury resulting from such action.

    The cost of preparing, assembling, and mailing this Proxy Statement, the enclosed proxy card and the Notice of Annual Meeting will be paid by the Company. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by directors, officers, and regular employees of the Company. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

    INCORPORATION BY REFERENCE.  All documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    AVAILABLE INFORMATION. UPON REQUEST OF ANY SHAREHOLDER, THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING FINANCIAL STATEMENTS, THE SCHEDULES AND ANY AMENDMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN WILL BE SENT TO THE SHAREHOLDER WITHOUT CHARGE BY FIRST CLASS MAIL WITHIN ONE

BUSINESS DAY OF RECEIPT OF SUCH REQUEST. ALL REQUESTS SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 1600 BROADWAY, SUITE 2200, DENVER, COLORADO 80202 OR BY TELEPHONE TO (303) 812-1400.

    You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares in person.

                                          By order of the Board of Directors

                                                     [LOGO]

                                          JOAN C. SONNEN
                                          SECRETARY

March 31, 1999

                                                                         ANNEX A

                             FOREST OIL CORPORATION
                       1999 EMPLOYEE STOCK PURCHASE PLAN

    1. PURPOSE. The FOREST OIL CORPORATION 1999 EMPLOYEE STOCK PURCHASE PLAN (the "Plan") is intended to provide an incentive for employees of FOREST OIL CORPORATION (the "Company") and certain of its subsidiaries to acquire or increase a proprietary interest in the Company through the purchase of shares of the Company's common stock. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.

    2. DEFINITIONS. Where the following words and phrases are used in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

    (a) "Board" means the Board of Directors of the Company or a duly authorized committee thereof.

    (b) "Code" means the Internal Revenue Code of 1986, as amended.

    (c) "Committee" means the Forest Oil Corporation Employee Benefits
        Committee.

    (d) "Company" means Forest Oil Corporation, a New York corporation.

    (e) "Date of Exercise" means the last day of each Option Period.

    (f) "Date of Grant" means July 1, 1999, and, thereafter, the first day of each successive October, January, April, and July.

    (g) "Eligible Compensation" means regular straight-time earnings or base salary, determined before giving effect to any salary reduction agreement pursuant to (i) a qualified cash or deferred arrangement (within the meaning of Section 401(k) of the Code) or (ii) a cafeteria plan (within the meaning of Section 125 of the Code). Eligible Compensation shall not include overtime, bonuses, commissions, severance pay, incentive pay, shift premium differentials, pay in lieu of vacation, reimbursements, or any other special or incentive payments excluded by the Committee in its discretion (applied in a uniform basis).

    (h) "Eligible Employee" means, with respect to each Date of Grant, each employee of the Company or a Participating Company who, as of such Date of Grant, is regularly scheduled to work more than 20 hours per week and more than five months in any calendar year.

    (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (j) "Option Period" means the three month period beginning on each Date of Grant.

    (k) "Option Price" shall have the meaning assigned to such term in paragraph 8(b).

    (l) "Participating Company" means any present or future parent or subsidiary corporation of the Company that participates in the Plan pursuant to paragraph 4.

   (m) "Plan" means this Forest Oil Corporation 1999 Employee Stock Purchase Plan, as amended from time to time.

    (n) "Restriction Period" means the period of time during which shares of Stock acquired by a participant in the Plan may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by such participant as provided in paragraph 8(d).

    (o) "Stock" means the shares of the Company's common stock, par value $.10 per share.

    3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall interpret the Plan and all options granted under the Plan, make such rules as it deems necessary for the proper administration of the Plan, and make all other determinations necessary or advisable for the administration of the Plan. In addition, the Committee shall correct any defect or supply any omission or reconcile any inconsistency in the Plan, or in any option granted under the Plan, in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Committee shall, in its sole discretion, make such decisions or determinations and take such actions, and all such decisions, determinations and actions taken or made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties. The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan. The Committee shall have the authority to delegate routine day-to-day administration of the Plan to such officers and employees of the Company as the Committee deems appropriate.

    4. PARTICIPATING COMPANIES. The Committee may designate any present or future parent or subsidiary corporation of the Company that is eligible by law to participate in the Plan as a Participating Company by written instrument delivered to the designated Participating Company. Such written instrument shall specify the effective date of such designation and shall become, as to such designated Participating Company and persons in its employment, a part of the Plan. The terms of the Plan may be modified as applied to the Participating Company only to the extent permitted under Section 423 of the Code. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder. Any Participating Company may, by appropriate action of its Board of Directors, terminate its participation in the Plan. Moreover, the Committee may, in its discretion, terminate a Participating Company's Plan participation at any time.

    5. ELIGIBILITY. Subject to the provisions hereof, all Eligible Employees as of a Date of Grant shall be eligible to participate in the Plan with respect to options granted under the Plan as of such date.

    6. STOCK SUBJECT TO THE PLAN. Subject to the provisions of paragraph 13, the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed 250,000 shares of the authorized Stock, which shares may be unissued shares or reacquired shares, including shares bought in the market or otherwise for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares that are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

    7.  GRANT OF OPTIONS.

        (a) IN GENERAL. Commencing on July 1, 1999, and continuing while the Plan remains in force, the Company shall, on each Date of Grant, grant an option under the Plan to purchase shares of Stock to each Eligible Employee as of such Date of Grant who elects to participate in the Plan; provided, however, that no option shall be granted to an Eligible Employee if such individual, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(d) of the Code). Except as provided in paragraph 13, the term of each option shall be for three months, which shall begin on a Date of Grant and end on the last day of such three-month period. Subject to subparagraph 7(d), the number of shares of Stock subject to an option for a participant shall be equal to the quotient of (i) the aggregate payroll deductions withheld on behalf of such participant during the Option Period in accordance with subparagraph 7(b), divided by (ii) the Option Price of the Stock applicable to the Option Period, including fractions; provided, however, that the maximum number of shares of Stock that may be subject to any option for a participant may not exceed 5,000 (subject to adjustment as provided in paragraph 13).

        (b) ELECTION TO PARTICIPATE; PAYROLL DEDUCTION AUTHORIZATION. An Eligible Employee may participate in the Plan only by means of payroll deduction. Except as provided in subparagraph 7(f), each Eligible Employee who elects to participate in the Plan shall deliver to the Company, within the time period prescribed by the Committee, a written payroll deduction authorization in a form prepared by the Company whereby he gives notice of his election to participate in the Plan as of the next following Date of Grant, and whereby he designates a specified whole dollar amount or an integral percentage of his Eligible Compensation to be deducted from his compensation for each pay period and paid into the Plan for his account. The designated percentage may not be less than 1% nor exceed 15%.

        (c) CHANGES IN PAYROLL AUTHORIZATION. The payroll deduction authorization referred to in subparagraph 7(b) may not be changed during the Option Period. However, a participant may withdraw from the Plan as provided in paragraph 9.

        (d) $25,000 LIMITATION. No employee shall be granted an option under the Plan which permits his rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time (within the meaning of Section 423(b)(8) of the Code). Any payroll deductions in excess of the amount specified in the foregoing sentence shall be returned to the participant as soon as administratively feasible after the next following Date of Exercise.

        (e) LEAVES OF ABSENCE. During a paid leave of absence approved by the Company and meeting the requirements of Treasury Regulation Section1.421-7(h)(2), a participant's elected payroll deductions shall continue. A participant may not contribute to the Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by the Company and meets the requirements of Treasury Regulation Section1.421-7(h)(2), then such participant's payroll deductions for such Option Period that were made prior to such leave may remain in the Plan and be used to purchase Stock under the Plan on the Date of Exercise relating to such Option Period. If a participant takes a leave of absence that is not described in the first or third sentence of this subparagraph 7(e), then he shall be considered to have terminated his employment and withdrawn from the Plan pursuant to the provisions of paragraph 9 hereof. Further, notwithstanding the preceding provisions of this subparagraph 7(e), if a participant takes a leave of absence that is described in the first or third sentence of this subparagraph 7(e) and such leave of absence exceeds 90 days, then he shall be considered to have withdrawn from the Plan pursuant to the provisions of paragraph 9 hereof and terminated his employment for purposes of the Plan on the 91st day of such leave of absence.

        (f) CONTINUING ELECTION. Subject to the limitation set forth in subparagraph 7(d), a participant (i) who has elected to participate in the Plan pursuant to subparagraph 7(b) as of a Date of Grant and (ii) who takes no action to change or revoke such election as of the next following Date of Grant and/or as of any subsequent Date of Grant prior to any such respective Date of Grant shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent Date(s) of Grant as was in effect immediately prior to such respective Date of Grant. Payroll deductions that are limited by subparagraph 7(d) shall recommence at the rate provided in such participant's payroll deduction authorization at the beginning of the first Option Period that is scheduled to end in the following calendar year, unless the participant changes the amount of his payroll deduction authorization pursuant to paragraph 7, withdraws from the Plan as provided in paragraph 9, or is terminated from participation in the Plan as provided in paragraph 10.

    8.  EXERCISE OF OPTIONS.

        (a) GENERAL STATEMENT. Subject to the limitation set forth in subparagraph 7(d), each participant in the Plan automatically and without any act on his part shall be deemed to have exercised his option on each Date of Exercise to the extent of his unused payroll deductions under the Plan and to the extent the issuance of Stock to such participant upon such exercise is lawful.

        (b) "OPTION PRICE" DEFINED. The term "Option Price" shall mean the per share price of Stock to be paid by each participant on each exercise of his option, which price shall be equal to 85% of the fair market value of the Stock on the Date of Exercise or on the Date of Grant, whichever amount is less. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the closing price of the Stock on the New York Stock Exchange, Inc. on that date (or, if no shares of Stock have been traded on that date, on the next regular business date on which shares of the Stock are so traded).

        (c) DELIVERY OF SHARE CERTIFICATES. As soon as practicable after each Date of Exercise, the Company shall deliver to a custodian selected by the Committee one or more certificates representing (or shall otherwise cause to be credited to the account of such custodian) the total number of whole shares of Stock respecting options exercised on such Date of Exercise in the aggregate (for both whole and fractional shares) of all of the participating employees hereunder. Any remaining amount representing a fractional share shall not be certificated (or otherwise so credited) and such remaining amount shall be paid in cash to the custodian. Such custodian shall keep accurate records of the beneficial interests of each participating employee in such shares by means of participant accounts under the Plan, and shall provide each participating employee with quarterly or such other periodic statements with respect thereto as may be directed by the Committee. If the Company is required to obtain from any U.S. commission or agency authority to issue any such shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any commission or agency (whether U.S. or foreign) authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any participant in the Plan except to return to him the amount of his payroll deductions under the Plan which would have otherwise been used upon exercise of the relevant option.

        (d) RESTRICTIONS ON TRANSFER. The Committee may from time to time specify with respect to a particular grant of options the Restriction Period that shall apply to the shares of Stock acquired pursuant to such options. Unless otherwise specified by the Committee, the Restriction Period applicable to shares of Stock acquired under the Plan shall be a period of six months after the Date of Exercise of the options pursuant to which such shares were acquired. Except as hereinafter provided, during the Restriction Period applicable to shares of Stock acquired under the Plan, such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the participant who has purchased such shares; provided, however, that such restriction shall not apply to the transfer, exchange or conversion of such shares of Stock pursuant to a merger, consolidation or other plan of reorganization of the Company, but the stock, securities or other property (other than cash) received upon any such transfer, exchange or conversion shall also become subject to the same transfer restrictions applicable to the original shares of Stock, and shall be held by the custodian, pursuant to the provisions hereof. Upon the expiration of such Restriction Period, the transfer restrictions set forth in this subparagraph 8(d) shall cease to apply and the optionee may, pursuant to procedures established by the Committee and the custodian, direct the sale or distribution of some or all of the whole shares of Stock in his Company stock account that are not then subject to transfer restrictions and, in the event of a sale, request payment of the net proceeds from such sale. At the time of distribution of such shares, any fractional share in such Company stock account shall be converted to cash based on the fair market value of the Stock on the date of distribution and such cash shall be paid to the participant. The Committee may cause the Stock issued in connection with the exercise of options under the Plan to bear such legends or other appropriate restrictions, and the Committee may take such other actions, as it deems appropriate in order to reflect the transfer restrictions set forth in this subparagraph 8(d) and to assure compliance with applicable laws.

    9.  WITHDRAWAL FROM THE PLAN.

        (a) GENERAL STATEMENT. Any participant may withdraw in whole from the Plan at any time prior to the Date of Exercise relating to a particular Option Period. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal in a form prepared by the Company. The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of his payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Plan shall terminate.

        (b) ELIGIBILITY FOLLOWING WITHDRAWAL. A participant who withdraws from the Plan shall be eligible to participate again in the Plan upon expiration of the Option Period during which he withdrew (provided that he is otherwise eligible to participate in the Plan at such time).

    10.  TERMINATION OF EMPLOYMENT.

        (a) GENERAL STATEMENT. Except as provided in subparagraph 10(b), if the employment of a participant terminates for any reason whatsoever, then his participation in the Plan automatically and without any act on his part shall terminate as of the date of the termination of his employment. The Company shall promptly refund to him the amount of his payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options, and thereupon his interest in unexercised options under the Plan shall terminate.

        (b) TERMINATION BY RETIREMENT, DEATH OR DISABILITY. If the employment of a participant terminates after such participant has attained age 65 or due to such participant's death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), then such participant, or such participant's personal representative, as applicable, shall have the right to elect either to:

        (1) withdraw all of such participant's accumulated unused payroll deductions under the Plan; or

        (2) exercise such participant's option for the purchase of Stock on the last day of the Option Period during which termination of employment occurs for the purchase of the number of shares of Stock, including fractions, which the accumulated payroll deductions at the date of such participant's termination of employment will purchase at the applicable Option Price (subject to subparagraph 7(d)).

The participant or, if applicable, such personal representative, must make such election by giving written notice to the Committee at such time and in such manner as the Committee prescribes. In the event that no such written notice of election is timely received by the Committee, the participant or personal representative will automatically be deemed to have elected as set forth in clause (2) above.

    11. RESTRICTION UPON ASSIGNMENT OF OPTION. An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, during his lifetime, only by the employee to whom granted. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of his option or of any rights under his option or under the Plan.

    12. NO RIGHTS OF SHAREHOLDER UNTIL EXERCISE OF OPTION. With respect to shares of Stock subject to an option, an optionee shall not be deemed to be a shareholder, and he shall not have any of the rights or privileges of a shareholder, until such option has been exercised. With respect to an individual's Stock held by the custodian pursuant to subparagraph 8(d), the custodian shall, as soon as practicable, pay the individual any cash dividends attributable thereto or credit such dividends to such individual's account (as directed by the Committee in its discretion applied in a uniform manner) and shall, in accordance with procedures adopted by the custodian, facilitate the individual's voting rights attributable thereto.

    13. CHANGES IN STOCK; ADJUSTMENTS. Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change, appropriate action will be taken by the Committee to adjust accordingly the number of shares subject to the Plan, the maximum number of shares that may be subject to any option, and the number and Option Price of shares subject to options outstanding under the Plan.

    If the Company shall not be the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (i) the Date of Exercise for all options then outstanding shall be accelerated to a date fixed by the Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and (ii) upon such effective date any unexercised options shall expire and the Company promptly shall refund to each participant the amount of such participant's payroll deductions under the Plan which have not yet been otherwise returned to him or used upon exercise of options.

    14. USE OF FUNDS; NO INTEREST PAID. All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid to any participant.

    15. TERM OF THE PLAN. The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company within 12 months thereafter. Notwithstanding any provision in the Plan, no option granted under the Plan shall be exercisable prior to such shareholder approval, and, if the shareholders of the Company do not approve the Plan by the Date of Exercise of the first option granted hereunder, then the Plan shall automatically terminate, no options may be exercised hereunder, and the Company promptly shall refund to each participant the amount of such participant's payroll deductions under the Plan; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Plan shall terminate. Except with respect to options then outstanding, if not sooner terminated under the provisions of paragraph 16, the Plan shall terminate upon and no further payroll deductions shall be made and no further options shall be granted after March 31, 2009.

    16. AMENDMENT OR TERMINATION OF THE PLAN. The Board in its discretion may terminate the Plan at any time with respect to any Stock for which options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, however, that no change in any option theretofore granted may be made that would impair the rights of the optionee without the consent of such optionee.

    17. SECURITIES LAWS. The Company shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the offer, issuance or sale of shares covered by such option has not been registered under the Securities Act of 1933, as amended, or does not comply with such other state, federal or foreign laws, rules or regulations, or the requirements of any stock exchange upon which the Stock may then be listed, as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the requirements of such laws, rules, regulations or requirements available for the offer, issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the Company's policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with any applicable provisions of Rule 16b-3. As to such persons, the Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required from time to time by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

    18. NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action that is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any option granted under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

    19.  MISCELLANEOUS PROVISIONS.

        (a) PARENT AND SUBSIDIARY CORPORATIONS. For all purposes of the Plan, a corporation shall be considered to be a parent or subsidiary corporation of the Company only if such corporation is a parent or subsidiary corporation of the Company within the meaning of Sections 424(e) and (f) of the Code.

        (b) NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

        (c) HEADINGS. The headings and subheadings in the Plan are included solely for convenience, and if there is any conflict between such headings or subheadings and the text of the Plan, the text shall control.

        (d) NOT A CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any Participating Company and any person or to be consideration for the employment of any person. Participation in the Plan at any given time shall not be deemed to create the right to participate in the Plan, or any other arrangement permitting an employee of the Company or any Participating Company to purchase Stock at a discount, in the future. The rights and obligations under any participant's terms of employment with the Company or any Participating Company shall not be affected by participation in the Plan. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any Participating Company or to restrict the right of the Company or any Participating Company to discharge any person at any time, nor shall the Plan be deemed to give the Company or any Participating Company the right to require any person to remain in the employ of the Company or such Participating Company or to restrict any person's right to terminate his employment at any time. The Plan shall not afford any participant any additional right to compensation as a result of the termination of such participant's employment for any reason whatsoever.

        (e) COMPLIANCE WITH APPLICABLE LAWS. The Company's obligation to offer, issue, sell or deliver Stock under the Plan is at all times subject to all approvals of and compliance with any governmental authorities (whether domestic or foreign) required in connection with the authorization, offer, issuance, sale or delivery of Stock as well as all federal, state, local and foreign laws. Without limiting the scope of the preceding sentence, and notwithstanding any other provision in the Plan, the Company shall not be obligated to grant options or to offer, issue, sell or deliver Stock under the Plan to any employee who is a citizen or resident of a jurisdiction the laws of which, for reasons of its public policy, prohibit the Company from taking any such action with respect to such employee.

        (f) SEVERABILITY. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

        (g) GOVERNING LAW. All provisions of the Plan shall be construed in accordance with the laws of NewYork except to the extent preempted by federal law.

FOREST OIL CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF SHAREHOLDERS

    The undersigned shareholder of Forest Oil Corporation, a New York corporation (the "Company"), hereby appoints William L. Dorn and Robert S. Boswell, or either of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to vote all the shares of Common Stock, par value $.10 per share, of the Company which are entitled to one vote per share and which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 1600 Broadway, Suite 590, Denver, Colorado, on Wednesday, May 12, 1999, at 10:00 a.m., M.D.T., and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

    1.  To elect three (3) Class 1 Directors;

    2.  To approve the 1999 Employee Stock Purchase Plan;

    3. To consider and vote upon the ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ended December 31, 1999; and

    4. To vote upon such other matters as may be properly brought before the meeting or any adjournment thereof hereby revoking all previous proxies and ratifying all that any of said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

    If no directions are given, the individuals designated above will vote for the above proposals and, at their discretion, on any other matter that may come before the meeting.

    The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company.

         (CONTINUED AND TO BE VOTED, DATED AND SIGNED ON REVERSE SIDE)
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

FOREST OIL CORPORATION                COMMON STOCK PROXY ONE (1) VOTE PER SHARE
                                                  PLEASE MARK VOTES /-/ or  /X/


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

No. 1. Election of Directors.

      Nominees are William L. Dorn, James H. Lee and Phillip F. Anschutz

        FOR     WITHHELD   (To withhold authority to vote for all nominees
                           check the block market "Withheld". To withhold
        / /        / /     authority to vote for any individual nominee write
                           that nominee's name on the space provided below.)

                           --------------------------------------------------

No. 2. Approval of the 1999 Employee Stock Purchase Plan.

       FOR    AGAINST   ABSTAIN

       / /      / /       / /

No. 3. Ratification of the Appointment of independent Auditors.

       FOR    AGAINST   ABSTAIN

       / /      / /       / /


SPECIAL NOTES

      I PLAN TO ATTEND THE MEETING    / /

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


SIGNATURE                        SIGNATURE                       DATE
         -----------------------          -----------------------    ----------

(SIGNATURE(S) SHOULD AGREE WITH NAMES ON STOCK CERTIFICATES AS SHOWN HEREIN. ATTORNEYS, EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS OR CUSTODIANS SHOULD GIVE FULL TITLE AS SUCH.) PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

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